SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 9 )*


                            HFB Financial Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    40417C106
                                 (CUSIP Number)

                                December 31, 2003
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

|X|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 8 Pages

-------------------                                            -----------------
CUSIP NO. 40417C106                    13G                     Page 2 of 8 Pages
-------------------                                            -----------------

================================================================================

1    NAMES OF  REPORTING  PERSONS:  Home  Federal  Bank,  Federal  Savings  Bank
     Employee
     Stock Ownership Plan Trust


     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     61-0305840
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a)  |_|

                                                                        (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Tennessee
--------------------------------------------------------------------------------

    NUMBER OF              5  SOLE VOTING POWER                            0
     Shares                                                             ------
                           -----------------------------------------------------

  BENEFICIALLY             6  SHARED VOTING POWER                       97,694
   OWNED BY                                                             ------
                           -----------------------------------------------------

     EACH                  7  SOLE DISPOSITIVE POWER                       0
   REPORTING                                                            ------
                           -----------------------------------------------------

    PERSON                 8  SHARED DISPOSITIVE POWER                  97,694
     WITH                                                               ------

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           97,694
           ------
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             |_|
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            6.1%
           ------
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

              EP
================================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------                                            -----------------
CUSIP NO. 40417C106                    13G                     Page 3 of 8 Pages
-------------------                                            -----------------



================================================================================

1    NAMES OF REPORTING PERSONS:   Earl Burchfield


     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a)  |_|

                                                                        (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
--------------------------------------------------------------------------------

     NUMBER OF             5   SOLE VOTING POWER                        34,610
      Shares                                                            ------
                           -----------------------------------------------------
   BENEFICIALLY
    OWNED BY               6   SHARED VOTING POWER                        0
                                                                        ------
      EACH                 -----------------------------------------------------
    REPORTING
                           7   SOLE DISPOSITIVE POWER                   34,610
                                                                        ------
     PERSON                -----------------------------------------------------
      WITH
                           8   SHARED DISPOSITIVE POWER                   0
                                                                        ------

--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           34,610
           ------
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.2%
           ------
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

           IN
================================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------                                            -----------------
CUSIP NO. 40417C106                    13G                     Page 4 of 8 Pages
-------------------                                            -----------------


================================================================================

1    NAMES OF REPORTING PERSONS:   Robert V. Costanzo


     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a)  |_|

                                                                        (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
--------------------- --- ------------------------------------------------------

     NUMBER OF             5 SOLE VOTING POWER                          18,665
      Shares                                                            ------
                           -----------------------------------------------------
   BENEFICIALLY
    OWNED BY               6 SHARED VOTING POWER                           0
                                                                        ------
      EACH                 -----------------------------------------------------
    REPORTING
                           7 SOLE DISPOSITIVE POWER                     18,665
                                                                        ------
     PERSON                -----------------------------------------------------
      WITH
                           8 SHARED DISPOSITIVE POWER                      0
                                                                        ------

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           18,665
           ------
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           |_|
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.2%
           ------
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

           IN
================================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------                                            -----------------
CUSIP NO. 40417C106                    13G                     Page 5 of 8 Pages
-------------------                                            -----------------



================================================================================

1    NAMES OF REPORTING PERSONS:   Frances Rasnic


     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a)  |_|

                                                                        (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
--------------------------------------------------------------------------------

    NUMBER OF              5   SOLE VOTING POWER                        8,643
     Shares                                                             ------
                           -----------------------------------------------------
   BENEFICIALLY
    OWNED BY               6   SHARED VOTING POWER                         0
                                                                        ------
      EACH                 -----------------------------------------------------
    REPORTING
                           7   SOLE DISPOSITIVE POWER                   8,643
                                                                        ------
     PERSON                -----------------------------------------------------
      WITH
                           8   SHARED DISPOSITIVE POWER                    0
                                                                        ------

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           8,643
           ------
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        |_|
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.5%
           ------
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

           IN
================================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------                                            -----------------
CUSIP NO. 40417C106                    13G                     Page 6 of 8 Pages
-------------------                                            -----------------



Item 1(a).        Name of Issuer:
         HFB Financial Corporation

Item 1(b).        Address of Issuer's Principal Executive Officer:
         1602 Cumberland Avenue
         Middlesboro, Kentucky 40965-1225

Item 2(a).        Name of Person(s) Filing:

                  The Home Federal Bank, Federal Savings Bank Employee Stock Ownership Plan Trust ("ESOP"), and the following individuals who serve as its trustees: Earl Burchfield, Robert V. Costanzo and Frances Rasnic.

Item 2(b).        Address of Principal Business Office:
         Same as Item 1(b).

Item 2(c).        Citizenship:
         See Row 4 of the second part of the cover page provided for each reporting person.

Item 2(d).        Title of Class of Securities:
         Common Stock, Par Value $1.00 per share

Item 2(e).        CUSIP Number:
         See the upper left corner of the second part of the cover page provided for each reporting person.

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

         (f)      |X|  An employee benefit plan or endowment fund in
                       accordance with Rule 13d-1(b)(1)(ii)(F);


         If this statement is filed pursuant to Rule 13d-1(c), check this box.|X|


         Items (a), (b), (c), (d), (e), (g), (h), (i), and (j) are not
applicable. This Schedule 13G is being filed on behalf of the ESOP identified in
Item 2(a), filing under the Item 3(f) classification, and by each trustee of the trust established pursuant to the ESOP, filing pursuant to Rule 13d-1(c) and applicable SEC no-action letters.

Item 4.           Ownership.
         (a) Amount Beneficially Owned: See Row 9 of the second part of the cover page provided for each reporting person.

         (b) Percent of Class: See Row 11 of the second part of the cover page provided for each reporting person.

-------------------                                            -----------------
CUSIP NO. 40417C106                    13G                     Page 7 of 8 Pages
-------------------                                            -----------------


         (c) See Rows 5, 6, 7, and 8 of the second part of the cover page provided for each reporting person.

Item 5.           Ownership of Five Percent or Less of A Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |_|

Item 6.
                  Ownership of More than Five Percent on Behalf of Another Person. HFB Financial Corporation, in its capacity as the ESOP Committee, has the power to determine whether dividends on allocated shares that are paid to the ESOP trust are distributed to participants or are used to repay the ESOP loan.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable.

Item 8.           Identification and Classification of Members of the Group.
         Not applicable.

Item 9            Notice of Dissolution of Group.
         Not Applicable.

Item 10  Certification.

     By signing below, each signatory in the capacity of an ESOP trustee certifies that, to the best of his knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     By signing below, each signatory in his individual capacity certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-------------------                                            -----------------
CUSIP NO. 40417C106                    13G                     Page 8 of 8 Pages
-------------------                                            -----------------



SIGNATURES:

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

HOME FEDERAL BANK, FEDERAL SAVINGS BANK
EMPLOYEE STOCK OWNERSHIP PLAN TRUST



By Its Trustees:



         /s/ Earl Burchfield                                  February 5, 2004
         -------------------                                  ----------------
         Earl Burchfield, as Trustee                          Date


         /s/ Robert V. Costanzo                               February 5, 2004
         -----------------------------------                  ----------------
         Robert V. Costanzo, as Trustee                       Date


         /s/ Frances Rasnic                                   February 5, 2004
         ------------------                                   ----------------
         Frances Rasnic, as Trustee                           Date




/s/ Earl Burchfield                                           February 5, 2004
------------------------------------------------              ----------------
Earl Burchfield, as an individual stockholder                 Date



/s/ Robert V. Costanzo                                        February 5, 2004
------------------------------------------------              ----------------
Robert V. Costanzo, as an individual stockholder              Date



/s/ Frances Rasnic                                            February 5, 2004
------------------------------------------------              ----------------
Frances Rasnic, as an individual stockholder                  Date